Exhibit 10.4

Sublease Agreement

Party A: OU S CONCEPT LIMITED (BR No.: 74054211-000)

Party B: AP ACCOUNTING SERVICES LIMITED (BR No.: 77436284-000)

Party A and Party B have mutually signed this sublease agreement, reaching the following terms to be jointly observed:

Party A and Party B jointly lease the premises located at 10/F WYNDHAM PLACE, NO. 44 WYNDHAM STREET, CENTRAL, HK. The premises are provided to Party A for office use. To prevent any future disputes between both parties, the following terms are hereby established, which both parties shall consciously abide by.

Lease Term

The lease term of this agreement is 1 year, commencing on November 11, 2025, and ending on November 10, 2026.

Rent and Payment Method

Party B leases the said office to Party A and charges a monthly rent of HK$10,000. Party A shall remit the aforementioned rent to the bank account designated by Party B via cash or bank transfer before the 5th day of each month.

Neither party may arbitrarily adjust the rent without the consent of the other party.

Expense Burden

During the lease period, the related expenses (including water, electricity, and management fees) incurred by Party A’s use of the leased premises shall be borne by Party B.

Restrictions During the Lease Term

Party A shall not sublease, lend, or transfer the office to others for use without the consent of Party B, nor shall it arbitrarily change the designated use of the office. Otherwise, Party A shall solely bear all safety responsibilities, and Party B shall have the right to terminate this agreement.

Party A shall not demolish, alter, or change the structure of the office without Party B’s consent. With Party B’s permission, Party A may carry out renovations on the office. During the renovation, the building structure and its components must not be damaged. The renovation expenses shall be borne by Party A. Upon the expiration of the lease, Party A shall not remove its renovation materials and equipment, and all such renovated equipment shall belong to Party B.

Arbitrary Termination of the Contract

During the lease period, neither Party A nor Party B may terminate this agreement under any pretext.

Expiration of Lease / Early Termination of Contract

Party A must move out all of its personal belongings from the office on time; otherwise, it will be deemed to have automatically abandoned its ownership rights, and the items shall be disposed of by Party B.

Before the expiration of the lease term, except for early termination provided under the provisions of this agreement, Party A may terminate this agreement by notifying Party B one month prior to the intended termination date.

If Party A directly terminates this agreement without giving the aforementioned notice, it shall compensate Party B with an amount equal to one month’s rent as liquidated damages.

Breach of Contract

If Party A breaches the contract, Party B has the right to terminate the agreement in advance, and Party A shall not demand any compensation.

Modification of the Contract

For any unmentioned matters in this agreement, amendments may be made in writing based on the mutual agreement of Party A and Party B or due to changes in laws and regulations.

If any part of this agreement is deemed invalid or unenforceable, it shall not affect the validity of the remaining terms.

This agreement is made in duplicate, with Party A and Party B each holding one copy. It shall come into effect on the date of signing.

授權人备署及公司重:	授權人告書及公司画家:
甲方:OU S CONCEPT LIMITED	乙方:AP ACCOUNTING SERVICES LIMITED

/s/ OU S CONCEPT LIMITED	/s/ AP ACCOUNTING SERVICES LIMITED
日期:2025年11月11日	日期:2025年11月11日

3